Exhibit 21.1

Behringer Harvard Opportunity REIT II, Inc.
List of Subsidiaries

BHO Partners II, LLC, a Delaware limited liability company

BHO Business Trust II, a Maryland business trust

Behringer Harvard Opportunity OP II LP, a Delaware limited partnership